Exhibit 99.1

The Middleby Corporation Acquires Giga Grandi Cucine,
a Leading European Supplier of Cooking Equipment

ELGIN, Ill.--(BUSINESS WIRE)--The Middleby Corporation (NASDAQ:MIDD) today announced it has acquired Giga Grandi Cucine, S.r.l (“Giga”) for 12.9 million Euro, including 6.2 million Euro paid in cash at closing, 3.4 million of deferred payments due to the sellers, and 3.3 million Euro in assumed debt. Giga is a leading European manufacturer of a broad line of commercial cooking equipment, including ranges, ovens and steam cooking equipment. This business, located in Florence, Italy has annual revenues of approximately 15 million Euro. This acquisition expands Middleby’s platform of cooking equipment designed for the international markets.

Selim A. Bassoul, Chairman and Chief Executive Officer, commented “We are pleased to add Giga to our portfolio of leading brands in commercial cooking equipment. This acquisition provides us with a European style product line of cooking equipment to compliment our U.S. brands as we continue to grow our global market share. The Giga brand has grown rapidly over the past few years due to its unique design and its superior product performance. Middleby is in a position to accelerate growth of this premium product line through our unique international infrastructure.”

Statements in this press release or otherwise attributable to the Company regarding the Company's business, which are not historical fact, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company cautions investors that such statements are estimates of future performance and are highly dependent upon a variety of important factors that could cause actual results to differ materially from such statements. Such factors include variability in financing costs; quarterly variations in operating results; dependence on key customers; international exposure; foreign exchange and political risks affecting international sales; changing market conditions; the impact of competitive products and pricing; the timely development and market acceptance of the Company's products; the availability and cost of raw materials; and other risks detailed herein and from time-to-time in the Company's SEC filings.

The Middleby Corporation is a global leader in the foodservice equipment industry. The company develops, manufactures, markets and services a broad line of equipment used for commercial food cooking, preparation and processing. The company's leading equipment brands serving the commercial foodservice industry include Blodgett®, Blodgett Combi®, Blodgett Range®, Bloomfield®, Carter Hoffman®, CTX®, Holman®, Houno®, Jade®, Lang®, MagiKitch'n®, Middleby Marshall®, Nu-Vu®, Pitco Frialator®, Southbend®, Star®, Toastmaster®, and Wells®. The company’s leading equipment brands serving the food processing industry include Alkar®, MP Equipment®, and RapidPak®. The Middleby Corporation was recognized by Business Week as one of the Top 100 Hot Growth Companies of 2007, by Crain’s Chicago Business as one of the Fastest 50 Growth Companies in 2007, and by Forbes as one of the Best Small Companies in 2007.

For more information about The Middleby Corporation and the company brands, please visit www.middleby.com.

CONTACT:
The Middleby Corporation
Darcy Bretz, Investor and Public Relations,
(847) 429-7756
or
Tim Fitzgerald, Chief Financial Officer,
(847) 429-7744